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                                                                    EXHIBIT 10


                       Champion International Corporation
                               One Champion Plaza
                               Stamford, CT 06921



                                                             September 30, 1998


 Mr. Burton G. MacArthur, Jr.
 1 Surf Road
 Westport, CT  06880

                                      Re:  Special Provisions Relating to
                                           Your Termination of Employment

Dear Twig:

    This letter sets forth certain special provisions relating to your termination of employment at the close of business today.

                                       I.

    Reference is made to the Non-Statutory Stock Option Agreements between you and Champion International Corporation (the "Company") dated March 19, 1997 (the 1997 Option Agreement) and April 15, 1998 (the "1998 Option Agreement").

    The 1998 Option Agreement is hereby amended to vest as of the date hereof the stock option granted thereunder. The date on which such stock option becomes exercisable shall remain April 15, 1999.

    Each of the 1997 Option Agreement and 1998 Option Agreement (each an Option Agreement) is hereby amended to include the following provisions, provided that the stock option granted under the 1998 Option Agreement may not be exercised before April 15, 1999:

    (1) You shall have the right, at any time until the expiration date of the stock option granted under such Option Agreement, to exercise the unexercised portion thereof.

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    (2)  If you shall die while the stock option granted under such Option
         Agreement is exercisable pursuant to clause (1) immediately above, the person or persons to whom such stock option shall have been transferred by will or the laws of descent and distribution (including your estate during the period of administration) shall have the right, at any time until the expiration date of such stock option, to exercise the unexercised portion thereof.

              This letter agreement constitutes an amendment of each of the Option Agreements. Any provisions of the Option Agreements that are inconsistent with the provisions of this letter agreement are hereby superseded by the provisions of this letter agreement, but the Option Agreements in all other respects shall remain in full force and effect without change.


                                       II.

    The Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company, at its meeting in January 1999, shall determine the amount of annual bonus, if any, that would have been paid to you for 1998 if you had remained in the Company's employment for all of 1998. In making this determination, the Committee (i) shall apply the performance criteria that it has adopted for the 1998 annual bonus for executive officers and (ii) shall assume that you served as an Executive Vice President for one-third of the year and as a Senior Vice President for two-thirds of the year. If the Committee determines that such an annual bonus would have been paid to you, then the Company shall pay to you an amount equal to 75% of such annual bonus.


                                      III.

    In consideration of the special benefits provided by the Company set forth above, you agree that, without the Company's prior written consent, you shall not compete, directly or indirectly, with the Company or any of its subsidiaries or affiliates, including without limitation by entering into employment or consulting arrangements with any entity that engages in such competition, for a period of two years from the date hereof. This provision shall supersede paragraph 3(e) of the Agreement dated October 18, 1990 between the Company and you, as amended (the "Severance Agreement"), but the Severance Agreement in all other respects shall remain in full force and effect without change.
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                                       IV.

    Please confirm your consent to the provisions of this letter agreement by countersigning and retaining one copy and by countersigning the other copy and returning it, whereupon it will constitute a binding agreement between you and the Company.


                       CHAMPION INTERNATIONAL CORPORATION



                                        By /s/ Richard E. Olson
                                           -------------------------------------
                                           Chairman and Chief Executive Officer

ATTEST:


 /s/ Lawrence A. Fox
-------------------------------
Vice President and Secretary

                                                    CONFIRMED AND AGREED TO:

                                                    /s/ Burton G. MacArthur, Jr.
                                                    ----------------------------
                                                    Burton G. MacArthur, Jr.